Exhibit 99.1

Coursera Announces Appointment of Interim CFO

MOUNTAIN VIEW, Calif. (BUSINESS WIRE) – Coursera, Inc. (NYSE: COUR), a leading global online learning platform, today announced the appointment of Mike Foley as interim Chief Financial Officer, effective immediately. The company’s search to fill the CFO position on a permanent basis remains underway.

“Mike brings deep financial and operational expertise, along with a proven track record of helping technology companies scale through periods of rapid growth and transformation,” said Greg Hart, Coursera’s CEO. “As we continue the search for a permanent CFO, I am confident he is the right leader to guide Coursera’s finance organization and strengthen our leadership team as we execute on our strategy to deliver more valuable customer experiences, accelerate product-led innovation, and drive durable growth.”

Foley brings more than two decades of financial and operational experience across global technology and media companies. Most recently, he served as a Strategic Adviser to AI and technology companies at New Enterprise Associates. Foley has a proven history of scaling organizations during periods of rapid growth and change, including serving as CFO of Unity Technologies and holding senior leadership, finance, and strategy roles at Branch, Google, Electronic Arts, and Microsoft.

“I’m thrilled to join Coursera at such a pivotal moment in its growth and innovation journey,” said Mike Foley. “With the company’s strong fundamentals and financial position, I look forward to working with Greg and the leadership team to sharpen our strategic priorities and ensure we have the scale, agility, and operational rigor to deliver on the next phase of growth and value creation.”

Disclosure Information

In compliance with disclosure obligations under Regulation FD, Coursera announces material information to the public through a variety of means, including filings with the Securities and Exchange Commission (“SEC”), press releases, company blog posts, public conference calls, and webcasts, as well as via Coursera’s investor relations website.

About Coursera

Coursera was launched in 2012 by Andrew Ng and Daphne Koller with a mission to provide universal access to world-class learning. Today, it is one of the largest online learning platforms in the world, with 191 million registered learners as of September 30, 2025. Coursera partners with over 375 leading university and industry partners to offer a broad catalog of content and credentials, including courses, Specializations, Professional Certificates, and degrees. Coursera’s platform innovations — including generative AI-powered features like Coach, Role Play, and Course Builder, and role-based solutions like Skills Tracks — enable instructors, partners, and companies to deliver scalable, personalized, and verified learning. Institutions worldwide rely on Coursera to upskill and reskill their employees, students, and citizens in high-demand fields such as GenAI, data science, technology, and business, while learners globally turn to Coursera to master the skills they need to advance their careers. Coursera is a Delaware public benefit corporation and a B Corp.

Contacts

For investors: Cam Carey, ir@coursera.org
For media: Arunav Sinha, press@coursera.org